Exhibit 10.15

AMENDED AND RESTATED

FACILITIES USE AGREEMENT

This AMENDED AND RESTATED FACILITIES USE AGREEMENT (the “Agreement”) is made and entered into as of this      day of                , 2003 by and between Northwest Airlines, Inc., a Minnesota corporation (“Northwest”) and Pinnacle Airlines, Inc. (formerly Express Airlines I, Inc.), a Georgia corporation (“Pinnacle”).

WITNESSETH:

WHEREAS, Northwest and Pinnacle entered into an Airline Services Agreement dated as of January 14, 2003, as amended by that certain Amendment No. 1 dated as of September 11, 2003 and by that certain Amendment No. 2 dated as of the date hereof (such Airline Services Agreement, as amended or modified from time to time, the “Airline Services Agreement”);

WHEREAS, Northwest leases certain premises and facilities at the Minneapolis – St. Paul International Airport (the “Airport”) under that certain Airline Operating Agreement and Terminal Building Lease dated as of January 1, 1999 by and between Metropolitan Airports Commission (the “Lessor”) and Northwest  (as amended and supplemented from time to time, the “Northwest Lease”);

WHEREAS, in connection with the performance by Pinnacle of its obligations under the Airline Services Agreement, Northwest and Pinnacle entered into that certain Facilities Use Agreement dated as of January 14, 2003 (the “Original Facilities Use Agreement”) pursuant to which Northwest agreed to provide Pinnacle with access, on a non-exclusive, non-preferential, shared-use basis, to certain premises and facilities leased by Northwest from Lessor pursuant to the Northwest Lease on the terms and subject to the conditions set forth in the Original Facilities Use Agreement; and

WHEREAS, Northwest and Pinnacle desire to amend and restate the Original Facilities Use Agreement in its entirety.

NOW, THEREFORE, Northwest and Pinnacle, each in consideration of the agreements of the other and intending to be legally bound, agree as follows:

Section 1.  Use of Premises.  During the term of this Agreement, Northwest hereby agrees to provide Pinnacle and its officers, employees, representatives, contractors and agents, on and subject to the terms, conditions and covenants hereinafter set forth, with access to a portion of the premises and facilities leased by Northwest pursuant to the Northwest Lease.  Northwest, in its sole discretion, shall designate from time to time the portion of such premises and facilities to be used by Pinnacle hereunder (said premises and facilities so designated by Northwest are hereinafter referred to as the “Premises”).  Pinnacle’s use of the Premises shall be on a non-exclusive, non-preferential, shared-use basis, said use to be coordinated with Northwest’s Manager at the Airport.  Nothing in this Agreement shall be deemed to confer upon Pinnacle any interest in the Premises, right to possess or control the use of the Premises, or any other rights with respect to the Premises other than those expressly provided herein.  NOTWITHSTANDING ANYTHING TO THE

CONTRARY IN THIS AGREEMENT, USE OF THE PREMISES IS PROVIDED ON AN “AS IS, WHERE IS” BASIS AND WITH ALL DEFICIENCIES AND FAULTS BOTH KNOWN AND UNKNOWN.  PINNACLE ACKNOWLEDGES THAT IT HAS MADE A THOROUGH INSPECTION OF THE PREMISES AND ACCEPTS THE USE OF SUCH PREMISES “AS IS, WHERE IS” AND THAT, EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED HEREIN, NORTHWEST MAKES NO REPRESENTATIONS OR WARRANTIES, AND PINNACLE EXPRESSLY WAIVES ALL WARRANTIES, EXPRESSED OR IMPLIED, RELATING TO THE SUITABILITY, FITNESS FOR USE OR FOR ANY PARTICULAR PURPOSE, MERCHANTABILITY, DESIGN OR CONDITION OF THE PREMISES.

Section 2.  Incorporation of the Northwest Lease.  Pinnacle expressly acknowledges and agrees that this Agreement is subject to and conditioned upon all of the terms, covenants and conditions of the Northwest Lease, which terms, covenants and conditions, except as modified or deleted herein, are expressly incorporated into this Agreement by reference as if set forth in full herein to the extent the same apply to the Premises. Pinnacle agrees to assume, faithfully perform, carry out and be bound by all of the terms, covenants and conditions of the Northwest Lease with respect to its use of the Premises at the time and in the manner provided therein as if Pinnacle was expressly named as the Lessee under the Northwest Lease.  Unless otherwise provided herein, all references to the “Lessor” in the Northwest Lease shall be deemed to include both the Lessor and Northwest, and Northwest shall have against Pinnacle all rights and remedies conferred upon the Lessor therein, provided, however, that Pinnacle agrees to look solely to the Lessor for performance of the Lessor’s obligations under the Northwest Lease. Northwest shall not be liable to Pinnacle for the failure of the Lessor to perform its obligations under the Northwest Lease, provided that within a reasonable period of time after receipt of notice from Pinnacle that Lessor has failed to so perform, Northwest shall use its reasonable efforts to cause the Lessor to perform such obligations to the extent that the failure of Lessor to do so could adversely affect Pinnacle’s use of the Premises.  Pinnacle agrees that it will not do or fail to do anything with respect to the Premises which would cause a default to occur under the terms of the Northwest Lease.  If approval of this Agreement by the Lessor is required pursuant to the provisions of the Northwest Lease, this Agreement is conditioned upon receipt of such approval. In the event the Lessor does not approve this Agreement, this Agreement shall be canceled immediately and all rights and obligations of the parties hereunder shall terminate immediately.

Section 3.  Term.  The Original Facilities Use Agreement became effective as of the Effective Date and shall is superceded by this Agreement as of the date of this Agreement.  This Agreement shall continue in effect until December 31, 2017 and thereafter for so long as the Airline Services Agreement remains in effect, subject to earlier termination upon the occurrence of any of the following:  (i) if the Northwest Lease expires or is terminated for any reason whatsoever, in which event this Agreement shall terminate immediately upon the expiration or termination of the Northwest Lease; (ii) if Northwest terminates this Agreement pursuant to Section 12 hereof; (iii) if the Airline Services Agreement is terminated for any reason; (iv) in the event Pinnacle no longer operates flights pursuant to the Airline Services Agreement to or from the Airport; (v) upon mutual agreement of the parties hereto; or (vi) a Pinnacle Change of Control (as defined herein).  For purposes of this Agreement, a “Pinnacle Change of Control” shall have the same meaning as such term is given in the Airline Services Agreement.

Section 4.  Use Fees. During the term of this Agreement, Pinnacle shall pay to Northwest for use of the Premises the amounts set forth in Exhibit A attached hereto and incorporated herein by reference (the “Fee”).  Fees shall be paid by Pinnacle monthly in advance on the first day of each month during the term hereof, without setoff or deduction, at Northwest’s address as herein set forth.  The Fee for any fractional month following the commencement or preceding the end of this Agreement shall be prorated by days.  If any payment due hereunder is not received by Northwest on or before the date on which said payment is due, Pinnacle agrees to pay interest on any overdue amounts at the rate of one and one-half percent (1½%) per month, but not to exceed the maximum interest rate legally permissible in the State of Minnesota, in addition to the amounts due.

Section 5.  Taxes, Fees and Other Charges; Liens.  Pinnacle shall be responsible for the payment of all taxes (other than taxes based on or measured by Northwest’s net income), fees and other charges, including without limitation port or percentage fees assessed against this Agreement, which are imposed by the Airport or any governmental authority against the Lessor, Northwest or Pinnacle with respect to this Agreement or Pinnacle’s use of the Premises or on any tangible personal property owned by Pinnacle, plus all interest and penalties attributable to such taxes, fees or other charges. At all times during the term of this Agreement, Pinnacle shall keep the Premises free and clear of all liens, levies and encumbrances arising from or related to any act or omission of Pinnacle or any party acting by or through Pinnacle.

Section 6.  Use of Premises; Compliance with Laws and Regulations.  Pinnacle shall use the Premises solely for its Northwest Airlink operations in accordance with the Airline Services Agreement and for no other purpose without Northwest’s prior written consent. The Premises may not be sublet, subdivided or used to provide services to other air transportation companies whether or not such companies are affiliates of Pinnacle unless approved in advance by Northwest. Pinnacle shall conduct its operations on the Premises in a reasonable manner and shall not commit or suffer to be committed any nuisance or act or thing which may disturb the quiet enjoyment of Northwest or any other tenant at the Airport.  Pinnacle acknowledges that Northwest reserves the right to establish from time to time reasonable rules, regulations and procedures for the use of the Premises and Pinnacle agrees to and shall cause its employees, agents and all persons using the Premises under it to comply with all such rules, regulations and procedures. At all times during the term of this Agreement, Pinnacle’s operations and activities on the Premises shall be in strict compliance with all laws, rules and regulations of any federal, state, county, city or other governmental authority having jurisdiction over the operation of the Airport.  Pinnacle shall pay when due all costs, fines, fees and assessments that may be levied against it with respect to its operations and activities on the Premises.

Section 7.  Improvements.  Pinnacle shall not erect any structures, make any improvements to or do any other construction work on the Premises or alter, modify, make additions or improvements to or install any fixtures in any building or structure now existing on the Premises at any time during the term hereof, without the prior written consent of both Northwest and the Lessor.  The costs of any such construction, improvements, alterations, additions or modifications shall be borne solely by Pinnacle.  In the event any construction, improvement, alteration, modification or addition is made without such approvals, Northwest may require Pinnacle to remove the same and restore the Premises to their condition prior to such construction, improvement, alteration, modification or addition, and if Pinnacle fails to do the same, Northwest may effect the removal and restoration and Pinnacle shall pay the cost thereof to Northwest plus an administrative charge of fifteen percent (15%) of such costs.  Pinnacle shall not remove any improvements made or fixtures installed on the Premises during the term of this Agreement (unless Northwest requires their removal pursuant to this Section 7) and title to such improvements and fixtures shall automatically vest in Northwest at the expiration or earlier termination of this Agreement.

Section 8.  Maintenance and Repair. Pinnacle shall promptly repair any and all damage to the Premises caused by its employees, agents, guests and invitees, or resulting from Pinnacle’s use of the Premises and shall provide, at its sole expense, janitorial and trash removal services necessary to maintain a sanitary condition and neat appearance within the Premises. In the event Pinnacle fails to perform such obligations and such failure continues for at least ten (10) days following Pinnacle’s receipt of written notice of such failure from Northwest, Northwest may elect, but shall have no obligation, to perform any work on the Premises that may be necessary by reason of Pinnacle’s failure to perform and in such event Pinnacle shall pay to Northwest immediately upon demand therefor the full cost associated with such work plus an administrative fee of fifteen percent (15%).  Nothing herein shall imply any duty upon the part of Northwest to do any such work and performance thereof by Northwest shall not constitute a waiver of Pinnacle’s default in failing to perform the same.  Northwest shall not be liable for inconvenience, annoyance, disturbance, loss of business or other damage to Pinnacle as a result of any interference with Pinnacle’s use of the Premises by Northwest.

Section 9.  Security Procedures.  Pinnacle agrees to fully implement all procedures and comply with all regulations of the Airport’s security program.  Pinnacle will instruct its employees and any other representatives of Pinnacle including those under contract, as to the security procedures to be followed and responsibilities required to be performed by Pinnacle with respect to its use of the Premises.  Northwest may, from time to time, evaluate Pinnacle’s compliance with the Airport’s security program.  In the event Pinnacle shall fail to implement, perform or observe any of the security procedures on its part to be performed, observed and kept with respect to the Premises, Northwest shall have the right to immediately take any corrective measures deemed necessary by Northwest, including but not limited to termination of this Agreement in accordance with Section 12 hereof.  Pinnacle shall indemnify and hold harmless Northwest, its directors, officers, agents and employees, from and against any and all costs, claims, judgments and expenses (including attorneys’ fees) incurred by Northwest due to any investigation commenced, or penalties or fines imposed, by the Federal Aviation Administration, Transportation Security Administration, the Airport or any other governmental agency having jurisdiction with respect to the Airport’s security program arising out of or in connection with Pinnacle’s use of the Premises.

Section 10.  Limitation of Liability and Indemnity.  Notwithstanding any provision of the Northwest Lease to the contrary, Northwest shall not be liable to Pinnacle, or any of Pinnacle’s agents, employees, servants or invitees, for any damage to persons or property due to the condition or design or any defect in the Premises which may exist or subsequently occur, and Pinnacle, with respect to Pinnacle and Pinnacle’s agents, employees, servants and invitees, hereby expressly assumes all risks and damage to persons and property, either proximate or remote, by reason of the present or future condition or use of the Premises.  Pinnacle agrees to release, indemnify, hold harmless and defend Northwest, the Lessor, and their respective officers, directors, employees, agents, successors and assigns, from and against any and all suits, claims, actions, damages, liabilities and expenses (including, without limitation, attorneys’ fees, costs and related expenses) for bodily or personal injury or death to any persons and for any loss of, damage to, or destruction of any property, including loss of use, incidental and consequential damage thereof, arising out of or in any manner connected with the breach, violation, performance or nonperformance of any provision of this Agreement or of the Northwest Lease or the use of the Premises by Pinnacle or any of Pinnacle’s agents, representatives, employees, contractors or invitees, whether or not occurring or arising out of the negligence, whether sole, joint, concurrent, comparative, active, passive, imputed or any other type, of Northwest, the Lessor or their respective officers, directors, employees or agents; however, the foregoing indemnification shall not apply to any claim or liability resulting from the gross negligence or willful misconduct of Northwest, its officers, directors, employees or agents.

Section 11.  Insurance.

(a)                                  Sublessee shall at all times during the term of this Agreement maintain in full force and effect the following insurance coverages:

(i)                                     Workers’ compensation and occupational disease coverage in the form of and in the minimum amounts required by the laws of the states in which Sublessee operates.  Such coverage shall include employer’s liability coverage with limits of not less than $1,000,000 per incident.

(ii)                                  Commercial general liability coverage with limits no less than $25,000,000 combined single limit per occurrence.  Such coverage shall include endorsements for personal injury and contractual liability.

(iii)                               Comprehensive aviation bodily injury and property damage liability coverage with limits of not less than $300,000,000 combined single limit per occurrence, including but not limited to aircraft liability, passenger legal liability, premises and property damage liability, hangar keepers liability and baggage and cargo liability.  Such coverage shall include personal injury and contractual liability, and shall also include war risk and allied perils, hijack and confiscation coverage with a limit of not less than $1 billion per incident.

(b)                                 Commercial general liability and comprehensive airline liability insurance coverages shall provide coverage for events which occur during the policy period, are continuing in nature and not on a claims made basis, and shall include endorsements that:

(i)                                     Underwriters acknowledge that the indemnification and hold harmless provisions of this Agreement are insured under Sublessee’s blanket contractual liability coverage;

(ii)                                  Northwest and the Lessor are named as additional insureds on such insurance to the extent of the contractual liability assumed by Sublessee hereunder;

(iii)                               Said insurance is primary with respect to the matters within such coverage, irrespective of any insurance carried by Northwest;

(iv)                              Provide that, as respects the interests of Northwest and the Lessor, this insurance shall not be invalidated by any breach of warranty by Sublessee;

(v)                                 Provide a severability of interests/cross liability endorsement; and

(vi)                              Provide that the insurer shall waive its subrogation rights against Northwest and the Lessor.

(c)                                  Prior to the commencement of this Agreement, Pinnacle shall cause to be delivered to Northwest certificates of insurance evidencing compliance with the provisions of this Section 11.  All of the insurance coverages referenced in this Section 11 shall be written through a company or companies satisfactory to Northwest, and the certificates of insurance shall unconditionally obligate the insurer to notify Northwest in writing at least thirty (30) days in advance of the effective date of any material change in or cancellation of such insurance.

Section 12.  Default and Remedies.  Northwest may terminate this Agreement or pursue any other remedy provided to the Lessor under the Northwest Lease if Pinnacle fails to cure any default of this Agreement within ten (10) days following receipt of written notice of default from Northwest, or under any circumstances in which the Northwest Lease permits the Lessor to pursue any such remedies.  Termination of this Agreement by Northwest pursuant to this Section 12 shall not be construed as a waiver by Northwest of any other rights or remedies it may have at law or in equity.  Notwithstanding any other provision of this Agreement, in addition to the remedies provided herein and in the Northwest Lease, Northwest shall have all other rights and remedies available at law or in equity.

Section 13.  Notices. All notices and other communications under this Agreement shall be effective two (2) business days after deposit with the United States Postal Service, first class, postage prepaid, or when hand delivered or transmitted by facsimile, and shall be in writing and addressed to the parties at the following addresses:

To Northwest:	Northwest Airlines, Inc.

2700 Lone Oak Parkway (Dept. A1135)
Eagan, MN 55121-1534
Fax No. (612) 727-6041
Attention: Vice President - Facilities & Airport Affairs

To Pinnacle:	Pinnacle Airlines, Inc.
1689 Nonconnah Blvd., Suite 111
Memphis, TN 38132
Fax No. 901-348-4130
Attention: Chief Financial Officer

Either party may change the address at which notice is to be made by providing notice of the change to the other party, in writing, in the manner provided for in this Section 13.

Section 14.  Force Majeure.  Neither party shall be liable for any failure to perform its obligations under this Agreement, except for Pinnacle’s payment obligations set forth herein, if such failure is due to causes beyond its control and not the result of its fault or neglect, including without limitation, acts of God, war, the public enemy, epidemics, quarantine restrictions, fire, fog, flood or other abnormally severe weather condition, epidemics, riots or civil commotion, strikes, lockouts or labor disputes, actions of governments or agencies thereof.

Section 15.  Nondiscrimination.  Pinnacle agrees that it shall not discriminate against any worker, employee or applicant or any member of the public because of race, color, creed, religion, national origin, ancestry, age or sex.  Pinnacle agrees to undertake an affirmative action program as required by 14 CFR Part 152, Subpart E, to ensure that no persons shall on the grounds of race, color, creed, national origin or sex be excluded from participating in any employment activities covered in 14 CFR Part 152, Subpart E.

Section 16.  Miscellaneous.

(a)                                  Litigation Expenses.  In the event of any legal action between Northwest and Pinnacle to enforce any of the provisions and/or rights hereunder, the unsuccessful party in such action agrees to pay to the other party all costs and expenses incurred by the successful party in connection therewith, including, without limitation, court costs and reasonable attorneys’ fees.

(b)                                 Integration; Amendment and Modification.  This Agreement embodies the entire agreement between the parties hereto relative to the subject matter hereof and shall not be modified, changed or altered in any respect except in writing.

(c)                                  Assignment.  Pinnacle shall not assign its rights or obligations pursuant to this Agreement or permit any third party to use any portion of the Premises without the prior written consent of Northwest and the Lessor (if required under the Northwest Lease).  In the event Northwest consents to any such assignment, Pinnacle shall be fully responsible to Northwest and the Lessor for and shall indemnify and hold Northwest and the Lessor harmless with respect to compliance by the assignee with all of the provisions of this Agreement and the Northwest Lease.

(d)                                 Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota.

(e)                                  Successors and Assigns.  The covenants, agreements and obligations herein contained shall extend to, bind and inure to the benefit not only of the parties hereto but their successors and permitted assigns.

(f)                                    Survival.  The obligations of Pinnacle contained in Sections 5, 7, 9, 10 and 11 hereof shall remain in effect and survive the expiration or termination of this Agreement.

(g)                                 Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one agreement.

(h)                                 Severability.  If any term of this Agreement shall be judicially determined to be illegal, invalid or unenforceable at law or in equity, it shall be deemed to be void and of no force and effect to the extent necessary to bring such term within the provisions of any such applicable law or laws, and such terms as so modified and the balance of the terms of this Agreement shall remain enforceable.

IN WITNESS WHEREOF, Northwest and Pinnacle have executed this Agreement as of the day and year first above written.

NORTHWEST AIRLINES, INC.	PINNACLE AIRLINES, INC.

By:	By:
(Signature)	(Signature)
Name:	Name:

Its:	Its:

ACKNOWLEDGMENT AND CONSENT

The Metropolitan Airports Commission, which is the Lessor under the Northwest Lease, hereby acknowledges receipt of an executed copy of the foregoing Facilities Use Agreement and consents to the terms thereof.

METROPOLITAN AIRPORTS COMMISSION

By:
Name:
Title:

Date:

EXHIBIT A

USE FEES

Use Fees are $300,000 per month during the term of the Agreement.